EXHIBIT 16(a)




    FRONTEGRA FUNDS, INC. - TOTAL RETURN BOND FUND
  Schedule for Computation of Performance Quotations
                     Total Return


For the period from November 25, 1996 (commencement of
            operations) to October 31, 1997
     Cumulative Total Return = (Ending Redeemable
               Value/Initial Value) - 1
                 Total return = 7.13%
           7.13% = (107,127.64/100,000) - 1